Research Frontiers Reports Full Year 2016 Financial Results

Management to Host Conference Call at 4:30 p.m.

WOODBURY, N.Y., March 13, 2017 – Research Frontiers Inc. (Nasdaq: REFR) announced its financial results for its full year ended December 31, 2016. Management will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial and operating results as well as Panasonic Corporation’s recent adoption of SPD-SmartGlass technology in its latest display product.

●	Who: Joseph M. Harary, President & CEO, Seth Van Voorhees, CFO

●	Date/Time: March 13, 2017, 4:30PM ET

●	Dial-in Information: 1-412-717-9591

●	Replay: Available on Tuesday, March 14, 2017 for 90 days at www.SmartGlass-IR.com

Key 2016 Comments:

●	The majority of the Company’s fee income comes from the activities of several licensees participating in the automotive market. The Company currently believes that the automotive market will be the largest source of its royalty income over the next several years.

●	The Company’s fee income from licensing activities for the year ended December 31, 2016 was $1,236,097, as compared to $2,007,482 for the year ended December 31, 2015.

●	A substantial majority of this decrease was the result of non-recurring fees earned last year associated with the Company’s participation in the Milan Expo, and non-recurring fee income under several licenses in 2015.

●	To a lesser extent, fee income from automobiles and aircraft using the Company’s technology was lower in 2016 due to: (1) lower production levels of certain car models in the period; (2) lower costs to OEMs (original equipment manufacturers), and therefore lower royalties per car to the Company for glass incorporating the Company’s technology on certain car models, and (3) a design improvement in certain aircraft that caused a short-term reduction in new window installations.

●	Production efficiencies are expected to continue and accelerate with the introduction of the higher vehicle production volumes for various car models going forward, and the Company expects that lower pricing per square foot of the Company’s technology could expand the market opportunities, adoption rates, and revenues for its technology in automotive and non-automotive applications.

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●	The Company expects to generate additional royalty income from the near-term introduction of additional new car and aircraft models from other OEMs, and from continued growth of sales of products using the Company’s technology in markets outside of automotive and aircraft applications.

●	Panasonic Corporation’s recent adoption of SPD-SmartGlass technology in a residential display application is the most recent example of the adoption of our technology in non-automotive/aircraft applications.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:

Seth L. Van Voorhees

Chief Financial Officer

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

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RESEARCH FRONTIERS INCORPORATED

Consolidated Balance Sheets

December 31, 2016 and 2015

Unaudited

	2016	2015
Assets

Current assets:
Cash and cash equivalents	$1,691,603	$5,712,310
Short-term investments	1,523,333	1,513,784
Royalties receivable, net of reserves of $1,110,020 in 2016 and $629,457 in 2015	1,117,146	1,314,675
Prepaid expenses and other current assets	256,892	133,465

Total current assets	4,588,974	8,674,234

Fixed assets, net	651,655	836,216
Deposits and other assets	33,567	33,567
Total assets	$5,274,196	$9,544,017

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$29,932	$46,734
Accrued expenses and other	339,338	421,478
Total current liabilities	369,270	468,212

Shareholders’ equity:
Common stock, par value $0.0001 per share; authorized 100,000,000 shares, issued and outstanding 24,043,846 shares for 2016 and 2015	2,404	2,404
Additional paid-in capital	111,551,490	111,483,959
Accumulated deficit	(106,648,968)	(102,410,558)
Total shareholders’ equity	4,904,926	9,075,805

Total liabilities and shareholders’ equity	$5,274,196	$9,544,017

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RESEARCH FRONTIERS INCORPORATED

Consolidated Statements of Operations

Years ended December 31, 2016 and 2015

Unaudited

	2016	2015

Fee income	$1,236,097	$2,007,482

Operating expenses	4,086,408	4,742,166
Research and development	1,417,634	1,588,491
Total Expenses	5,504,042	6,330,657

Operating loss	(4,267,945)	(4,323,175)

Net investment income	29,535	43,319

Net loss	$(4,238,410)	$(4,279,856)

Basic and diluted net loss per common share	$(0.18)	$(0.18)

Weighted average number of common shares outstanding	24,043,846	24,007,974

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RESEARCH FRONTIERS INCORPORATED

Consolidated Statements of Cash Flows

Years ended December 31, 2016 and 2015

Unaudited

	2016	2015
Cash flows from operating activities:
Net loss	$(4,238,410)	$(4,279,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	188,501	140,170
Stock based compensation	67,531	725,016
Loss on sale of fixed asset	1,775	-
Bad debts	480,563	324,286
Change in assets and liabilities:
Royalty receivables	(283,034)	(463,743)
Prepaid expenses and other current assets	(123,427)	(12,213)
Accounts payable and accrued expenses	(98,942)	(14,472)
Deferred revenue	-	-
Net cash used in operating activities	(4,005,443)	(3,580,812)

Cash flows from investing activities:
Purchases of fixed assets	(11,715)	(316,185)
Purchase of investments	-	-
Proceeds from sale of fixed asset	6,000	-
Proceeds from sale of investment	(9,549)	1,491,295
Net cash used in (provided by) investing activities	(15,264)	1,175,110

Cash flows from financing activities:
Net proceeds from issuances of common stock and exercise of options and warrants	-	548,475
Net cash provided by financing activities	-	548,475

Net (decrease) increase in cash and cash equivalents	(4,020,707)	(1,857,227)

Cash and cash equivalents at beginning of year	5,712,310	7,569,537
Cash and cash equivalents at end of year	$1,691,603	$5,712,310

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